CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                            IMMUNOTHERAPEUTICS, INC.

ImmunoTherapeutics, Inc., a corporation organizion and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ImmunoTherapeutics, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that to the First Article of the Certificate of Incorporation of this corporation be hereby amended to read in its entirety as follows:

"The name of the corporation (herein referred to as the "Corporation") is Endorex Corp.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ImmunoTherapeutics, Inc. has caused this certificate to be signed by Gerald Vosika, its President, and James W. Burrow, its Secretary, this 8th day of August, 1996.

Attest:

BY:   /s/ James W. Burrow
          Secretary

ImmunoTherapeutics, Inc.

BY:   /s/ Gerald Vosika
          President